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                                                                    EXHIBIT 10.5


                              TAX SHARING AGREEMENT

         This Tax Sharing Agreement (the "Agreement"), dated as of August 23, 1996, by and between Xerox Corporation, a Delaware corporation (Xerox), and Document Sciences Corporation, a Delaware corporation (DSC), is entered into in connection with the initial public offering (IPO) of DSC.

         Whereas, Xerox on behalf of itself and its present and future subsidiaries other than members of the DSC Group (as hereinafter defined) (the "Xerox Group"), and DSC on behalf of itself and its present and future subsidiaries (the "DSC Group") have determined that it is necessary and desirable to provide for allocation between the Xerox Group (or any successor group of which Xerox is the common parent) and the DSC Group (or any successor group of which DSC is the common parent) of all responsibilities, liabilities, and benefits relating to taxes paid or payable by either group for all taxable periods, whether beginning before, on, or after the initial public offering of DSC, and to provide for certain other matters;

         NOW, THEREFORE, in consideration of the mutual agreements, provisions, and covenants contained in this Agreement, the parties hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         1.1      DEFINITIONS SPECIFIC TO THIS CONTRACT.

         As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined);

                  (a) Code: the Internal Revenue Code of 1986, as amended, or similar provisions of any successor law. All references to provisions of the Code shall include any final or temporary Treasury Regulations issued thereunder.

                  (b) IPO Date: the last date on which the DSC Group members are included in the Xerox consolidated federal income tax return.



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                  (c) Post-IPO Period: any Tax Period beginning after the IPO
Date, and in the case of any Tax Period that begins before and ends after the IPO Date, the portion of such Tax Period ending after the IPO Date.

                  (d) Pre-IPO Period: any Tax Period ending on or before the IPO Date, and in the case of any Tax Period that begins before and ends after the IPO Date, the portion of such Tax Period ending on the IPO Date.

                  (e) Tax: any tax, or similar charge, fee, impost, levy, duty or other assessment or charge of any kind whatsoever imposed or collected by any governmental entity or political subdivision thereof, whether payable directly or by withholding (including, without limitation, all federal, state, local, and foreign gross or net income or receipts, excise, sales, use, transfer, franchise, property, gains, value added, ad valorem, withholding, employment, payroll, estimated, minimum, environmental, severance, license, or services taxes, customs, or duties), together with any related liabilities, penalties, fines, additions to tax or interest imposed by any taxing authority.

                  (f) Tax Benefit: either the amount by which the Tax liability is reduced for a given Tax Period to the appropriate government or jurisdiction or the amount by which any Tax refund available is increased for such given Tax Period, together with any interest thereon. Interest shall include amounts (computed at the rate in effect under Code section 6621 for any federal income tax and at the rate provided under similar provisions of state, local, or foreign law for any other Tax) which would have been paid if a refund of Taxes actually had been paid, rather than applied to reduce Taxes which would otherwise be payable.

                  (g) Tax Detriment: either the amount by which the Tax liability for a given Tax Period to the appropriate government or jurisdiction is increased or the amount by which any Tax refund available for such given Tax Period is reduced, together with any interest thereon. Interest shall include amounts (computed at the rate in effect under Code section 6621 for any federal income tax and at the rate provided under similar provisions of state, local, or foreign law for any other Tax) which would have been paid if a Tax liability actually had been paid, rather than applied to reduce a Tax refund that otherwise would be received.

                  (h) Tax Period: with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable law.





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                  (i) Tax Representative: For the Xerox Group, Russell Y.
Okasako, Vice President of Taxes, whose address and contact information is Xerox Corporation, 800 Long Ridge Road, P.O. Box 1600, Stamford, Connecticut 06904,
(203) 968-3953. For the DSC Group, Barbara E. Amantea, Chief Financial Officer, whose address and contact information is Document Sciences Corporation, 6333 Greenwich Drive, Suite 100, San Diego, California 92122.

                  (j) Tax Return: any report of any Taxes due, any information return with respect to Taxes, or similar report, statement, declaration, or document required to be filed under the Code or other applicable law, any claim for refund of Taxes paid, and any amendments or supplements to any of the foregoing.




                                    ARTICLE 2
                              FILING OF TAX RETURNS

         2.1      PRE-IPO PERIOD INCOME TAX RETURNS.

                  (a) Federal Income Tax Returns. The income and other tax items of the DSC Group for any Pre-IPO Period shall be included in Xerox's consolidated federal income Tax Return. Xerox shall prepare and timely file all consolidated federal income Tax Returns for such Tax Periods.

                  (b) Other Income Tax Returns. Xerox shall prepare and timely file any consolidated or combined state, local, or foreign income or franchise Tax Return that includes both a Xerox Group member and a DSC Group member for any Pre-IPO Period. DSC shall prepare and timely file any stand alone state, local, or foreign income or franchise Tax Returns for any DSC Group member for any Pre-IPO Period.

         2.2 POST-IPO PERIOD INCOME TAX RETURNS. DSC shall be responsible for preparing and timely filing all federal, state, local, and foreign income or franchise Tax Returns for each DSC Group member for Post-IPO Periods. However, if the Tax Representative of the Xerox Group or the California Franchise Tax Board determines that the Xerox Group and DSC Group should jointly file a unitary California combined return of franchise or income tax for a Post-IPO Period, then Xerox shall be responsible for preparing such Tax Return. In addition, any other income or franchise Tax Return that includes both a Xerox



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Group member and a DSC Group member for any Post-IPO Period shall be prepared and filed by Xerox.

         2.3 OTHER TAX RETURNS. All Tax Returns not covered by Article 2.1 or 2.2 of this Agreement shall be prepared and filed by DSC for the DSC Group and by Xerox for the Xerox Group. However, any Tax Return that includes both a Xerox Group member and a DSC Group member shall be prepared and filed by Xerox.

                                    ARTICLE 3
                                PAYMENT OF TAXES

         3.1      PAYMENT OF TAXES IN GENERAL.

                  (a) Except as otherwise provided in this Article 3 of this Agreement, Xerox shall pay, and shall indemnify and hold harmless each DSC Group member from and against, all Taxes attributable to the Xerox Group, whether heretofore or hereafter arising or incurred. Xerox shall be entitled to any reduction in or refund of Taxes for which it is responsible pursuant to the preceding sentence (except any reduction in or refund of Taxes resulting from carrybacks of DSC as described in Article 3.4 of this Agreement).

                  (b) Except as otherwise provided in this Article 3 of this Agreement, DSC shall pay, and shall indemnify and hold harmless each Xerox Group member from and against, (i) all Taxes that are attributable to any DSC Group member for any Pre-IPO Period and (ii) all Taxes that are attributable to any DSC Group member for any Post-IPO Period.

                  (c) If a member of the Xerox Group or the DSC Group receives a refund of Taxes to which the other group is entitled under this Article 3 of this Agreement, then such member shall remit such refund to the other group by sending such refund within 30 days of receipt to Xerox or DSC, as the case may be.

         3.2      DETERMINATION OF TAX PAYMENTS.

                  (a) Combined or Consolidated Taxes. DSC shall pay Xerox for the DSC Group's share of any Tax liability and the actual net tax benefit realized by the DSC Group from utilizing the Xerox Group's losses, tax credits, and other tax attributes reflected on any Xerox consolidated or combined Tax Return for all



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Pre-IPO Periods and Post-IPO Periods (as described in Article 3.2(a)(i) of this
Agreement). Conversely, Xerox shall pay DSC for the actual net tax benefit realized by the Xerox Group from utilizing the DSC Group's losses, tax credits, and other tax attributes reflected on any Xerox consolidated or combined Tax Return for all Pre-IPO Periods and Post-IPO Periods (as described in Article 3.2(a)(ii) of this Agreement). Such payments shall be based on the DSC Group's income, gains, deductions, losses, credits, and other tax attributes ("DSC Tax Items") to the extent the DSC Tax Items were included in Xerox's consolidated or combined Tax Returns as filed or finally adjusted. Except as otherwise specifically provided in this Agreement, the computation of the DSC Group's share of such consolidated or combined Tax liability shall not reflect any limitations it would have suffered or benefits it would have realized on a stand alone, separate return basis (e.g., DSC shall not independently receive the benefit of any graduated Tax brackets that it would have received on a stand alone, separate return basis; DSC's R&D tax credit shall not be independently computed on a stand alone, separate return basis, but rather shall be determined as a portion of the consolidated or combined R&D tax credit). Furthermore, the Tax payments required under this Article 3.2 shall be computed in accordance with all elections, accounting methods, conventions, and legal positions adopted by Xerox (e.g., a "water's edge" election by Xerox for California Tax purposes requires the DSC Group's share of any Tax liability to be determined on the basis of the "water's edge" method; Xerox's R&D calculation on a unitary basis for California Tax purposes requires the DSC Group's R&D calculation to be based on the same unitary basis).

                           (i) DSC's Payment.

                           (A)  The DSC Group's share of any Xerox consolidated
or combined Tax liability for a given Tax Period shall be equal to the excess of the actual consolidated or combined Tax liability over the amount which would have been computed by excluding the DSC Tax Items. To reflect the DSC Group's tax benefit from using the Xerox Group's tax attributes, however, DSC's payment to Xerox shall not be less than the amount of the consolidated or combined Tax liability that would have been computed by including only the DSC Tax Items on the consolidated or combined Tax Return.

                           (B) The amount of DSC's Payment otherwise computed
under Article 3.2(a)(i)(A) above shall be reduced, but not below zero, by the amount of any tax benefit that DSC would have been able to realize by carrying over to the Tax Period in issue losses generated by DSC in other Pre-IPO Tax



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Periods, subject to the carryover limitations set forth under applicable law;
provided, however, that no reduction shall be made under this paragraph to the extent DSC has received a payment from Xerox under Article 3.2(a)(ii) below for use of such losses.

                           (C) DSC shall pay the amount determined under
paragraphs (A) and (B) above directly to Xerox within 30 days of the receipt of written notification from Xerox of the payment amount (however, DSC shall not be required to pay such amount earlier than the due date of the Tax Return for such Tax Period that gives rise to the DSC payment under paragraphs (A) and (B) above), which shall be adjusted to reflect a credit for any respective estimated Tax paid by DSC to Xerox for such Tax Period.

                           (ii) Xerox's Payment.

                           (A) Xerox's tax benefit payment to DSC shall be equal
to the excess of the consolidated or combined Tax liability which would have been computed by excluding the DSC Tax Items over the actual consolidated or combined Tax liability for the Tax Period.

                           (B) The amount of Xerox's Payment otherwise computed
under Article 3.2(a)(ii)(A) above shall be reduced, but not below zero by the amount of any tax benefit that is derived by the Xerox Group's from DSC Group losses that are in excess of the DSC Group's cumulative taxable income (computed on a stand alone basis) through the Tax Period preceding the Tax Period in which the loss is used or generated, whichever is later.

                           (C) The amount of Xerox's Payment otherwise computed
under Article 3.2(a)(ii)(A) and (B) above shall not exceed the cumulative amount of DSC's Payments made under Article 3.2(a)(i) above reduced by any Xerox Payments made with respect to prior Tax Periods under this Article 3.2(a)(ii).

                           (D) Xerox shall pay such amount determined under
paragraphs (A), (B) and (C) above directly to DSC within 30 days of Xerox's computation of the payment amount. Such payment amount shall be adjusted as necessary to reflect any respective estimated Tax paid by DSC to Xerox for such Tax Period.

                  (b) DSC Tax Attribute Payment. Notwithstanding any other provision in this Agreement, DSC shall reimburse Xerox for any reduction in



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DSC's amount payable under Article 3.2(a)(i) of this Agreement or for any tax benefit payment that DSC received under Article 3.2(a)(ii) of this Agreement for any Pre-IPO Period tax attribute (e.g., losses, minimum tax credit, other tax credits) attributable to DSC that is available for use by the DSC Group in a post-IPO Period. DSC shall pay such amount directly to Xerox within 30 days of the receipt of written notification from Xerox of the payment amount.

                  (c) Estimated Taxes. DSC shall provide to Xerox the Tax data of the DSC Group necessary to determine the DSC Group's share of any estimated consolidated or combined Tax so that Xerox can compute and allocate its estimated Tax liability in a timely manner. DSC's share of the estimated Tax payments shall be computed in a manner consistent with the respective allocation method specified in Article 3.2 (a) of this Agreement. DSC shall pay to Xerox the DSC Group's share of the estimated Tax within 30 days of the receipt of written notification from Xerox of such amount (however, DSC shall not be required to pay such amount earlier than the due date of the estimated Tax payment).

                  (d) Pre-IPO Stand Alone Taxes. If not otherwise paid directly by DSC or a DSC Group member, DSC shall pay Xerox for the DSC Group's Tax liability reflected on any stand alone Tax Returns of the DSC Group members for any Pre-IPO Period. Such payments shall be adjusted to reflect credit for any respective estimated Taxes paid by DSC to Xerox for such Tax Period. DSC shall make such payments to Xerox within 30 days of the receipt of written notification from Xerox of the payment amount (however, DSC shall not be required to pay such amount earlier than the due date of the Tax Return for such Tax Period that gives rise to the DSC payment under this paragraph).

         3.3      ADJUSTMENTS TO TAX LIABILITY AND TAX ATTRIBUTES.

                  (a) Consolidated or Combined Tax Returns. If any consolidated or combined Tax liability is adjusted for any Tax Period (whether by amended return, claim for refund, audit, or otherwise), the liability of DSC and Xerox shall be recomputed under Article 3.2 of this Agreement to give effect to such adjustments. If such recomputation results in an increase in the DSC Group's share of the consolidated or combined Tax or a reduction in the tax benefit Xerox received from the DSC Group's tax attributes, then DSC shall pay Xerox such increase in Tax or reduction in tax benefit. If such recomputation results in a decrease in the DSC Group's share of the consolidated or combined Tax or an increase in the tax benefit Xerox received from the DSC Group's tax attributes, then Xerox shall pay DSC such reduction in Tax or increase in tax benefit. Such payments by Xerox or



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DSC, as the case may be, shall include interest (computed at the rate in effect under Code section 6621 for any federal income tax and at the rate provided under similar provisions of state, local, or foreign law for any other Tax), determined as though the recomputed amount of the DSC Group Tax liability were the only adjustment to the consolidated or combined Tax liability for any Tax Period. Such payments shall be made by Xerox or DSC, as the case may be, within 30 days of the adjustment.

                  (b) Stand Alone Tax Returns. DSC shall pay any increase in Tax and be entitled to any refund in Tax arising from any adjustment (whether by amended return, claim for refund, audit, or otherwise) to any stand alone Tax Return for the DSC Group in any Pre-IPO Period or Post-IPO Period.

                  (c) Utilization of Pre-IPO Period Tax Items. If the DSC Group and the Xerox Group both have a loss or tax credit that arises in the same Pre-IPO Tax Period that may be carried over or carried back to another Tax Period, then any tax items attributable to the Xerox Group shall be taken into account first.

         3.4      CARRYBACKS FROM POST-IPO PERIODS TO PRE-IPO PERIODS.

                  (a) Any loss, credit, or other tax item attributable to the DSC Group and arising in a Post-IPO Period may be carried back to a consolidated or combined Tax Return of the Xerox Group for a Pre-IPO Period (the "Carryback Tax Period") as permitted under the Code or other applicable law. Xerox shall cooperate with any DSC Group member to the extent reasonably necessary and to the extent not deemed detrimental to Xerox by the Tax Representative of the Xerox Group (including, without limitation, amending any return and filing any claim for refund) for such member to realize the Tax Benefit of carrying such loss, credit, or other item back to such Carryback Tax Period. However, any loss, credit, or other tax item attributable to the Xerox Group that arises in a Post-IPO Period that may be carried back to the same Carryback Tax Period as the DSC Group tax item, shall be carried back and taken into account first before carrying back any tax item from the DSC Group to the same Carryback Tax Period. Xerox shall remit to DSC any actual refund or reduction in Tax resulting from such carryback; provided, however, that the amount payable in respect of any such refund shall be (1) reduced by the amount of any Taxes incurred by any Xerox Group member as a result of the accrual or receipt of the refund and (2) limited to the actual reduction in the aggregate Tax to the government entity or jurisdiction resulting from the carryback to such Carryback Tax Period (e.g., no payment is owed to DSC to the extent the carryback reduces the Xerox Group's regular



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income tax and results in the imposition of the alternative minimum tax under
Code section 55 for such Tax Period). Xerox shall pay DSC such amount within 30 days of Xerox's receipt of the refund or reduction in Tax.

                  (b) If any carryback of a DSC Group tax item does not result in a Tax Benefit in the Carryback Tax Period, but does result in a Tax Benefit in a different Tax Period ("Utilization Period"), then Xerox shall pay DSC the amount of any actual refund or reduction in Tax for the Utilization Period, subject to the limitations and other provisions of Article 3.4(a) of this Agreement (treating the Utilization Period as if it were the Carryback Tax Period). Such payment shall include interest (computed at the rate in effect under Code section 6621 for any federal income and at the rate provided under similar provisions of state, local, or foreign law (for any other Tax), including amounts which would have been paid if a refund of Taxes actually had been paid, rather than applied to reduce Taxes which would otherwise be payable. Xerox shall pay DSC within 30 days of the receipt of the refund or reduction in Tax.

                                    ARTICLE 4
                                   COOPERATION

         4.1      COOPERATION IN GENERAL.

                  (a) DSC's Obligations. DSC and each member of the DSC Group shall fully cooperate with Xerox and its representatives, in a prompt and timely manner (pursuant to any time schedules provided by the Xerox Group's Tax Representative), in connection with the preparation and filing of, and any inquiry, audit, examination, investigation, dispute, or litigation involving any Tax Return filed or required to be filed by or for any member of the Xerox Group for any Pre-IPO Tax Period or any combined or consolidated Tax Return that includes both a DSC Group member and a Xerox Group member filed or required to be filed by Xerox for any Post-IPO Period ("Xerox Tax Action"). Such cooperation shall include, but not be limited to, (i) the execution and delivery to Xerox by the appropriate DSC Group member of any power of attorney or other necessary document to allow Xerox and its counsel to represent DSC or any DSC Group member in connection with a Xerox Tax Action and (ii) making available to Xerox, during normal business hours, and within sixty (60) days of any request therefor, all books, records, and information (which books, records, and information may be copied by Xerox), and the assistance of all officers and employees, reasonably necessary or useful in connection with any Xerox Tax



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Action, including the preparation of any Tax Return that includes members of both the Xerox Group and the DSC Group for any Pre-IPO or Post-IPO Period.

                  (b) Xerox's Obligations. Xerox and each member of the Xerox Group shall fully cooperate with DSC and its representatives, in a prompt and timely manner, in connection with the preparation and filing of, any inquiry, audit, examination, investigation, dispute, or litigation involving any stand alone Tax Return filed or required to be filed by or for any member of the DSC Group for any Pre-IPO Period ("DSC Tax Action"). Such cooperation shall include, but not be limited to (i) the execution and delivery to DSC by the appropriate Xerox Group member of any power of attorney or other necessary document to allow DSC and its counsel to represent Xerox in connection with a DSC Tax Action and
(ii) making available to DSC, during normal business hours, and within sixty
(60) days of any request therefor, all books, records, and information (which books, records, and information may be copied by DSC), and the assistance of all officers and employees, reasonably necessary in connection with any DSC Tax Action.

                  (c) So long as the DSC Group is included in the consolidated financial statements of Xerox, DSC shall timely provide, pursuant to any time schedules provided by the Xerox Group's Tax Representative, the necessary financial information of the DSC Group to Xerox so that Xerox may prepare a consolidated tax provision to meet its deadlines.

                  (d) Remedy for Failure to Comply. DSC shall indemnify Xerox for any actual loss (including any Taxes and out-of-pocket costs of resolving administrative disputes and litigation with the taxing authorities) suffered by Xerox due to any failure of DSC to comply (in accordance with Article 4.1(a) or (c) of this Agreement) with requests by Xerox for the execution or delivery of documents or for information held by DSC. Xerox shall indemnify DSC for any actual loss (including any Taxes and out-of-pocket costs of resolving administrative disputes and litigation with the taxing authorities) suffered by DSC due to any failure of Xerox to comply (in accordance with Article 4.1(b) of this Agreement) with requests by DSC for the execution or delivery of documents or for information held by Xerox.

                  (e) Retention of Books and Records. DSC agrees to retain all Tax Returns, related schedules, and workpapers, and all material records and other relevant documents ("Tax Records") (i) for all Pre-IPO Tax Periods and
(ii) for all Post-IPO Period Tax Returns that include both a Xerox Group member and DSC Group member, until the expiration of any applicable statute of limitations and as



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otherwise required by law. Notwithstanding the foregoing, DSC shall retain all
Tax Records until such time that Xerox consents to the disposition of such Tax Records, which consent shall not be unreasonably withheld. If such records are willfully or negligently destroyed or permitted to be destroyed after the date of this Agreement without Xerox's consent, then DSC shall indemnify Xerox for any actual loss (including any Taxes and out-of-pocket costs of resolving administrative disputes and litigation with the taxing authorities) suffered from the inability to produce the records.

         4.2      NOTICE, DEFENSE, AND SETTLEMENT OF TAX CLAIMS.

                  (a) If a member of the Xerox Group or DSC Group receives written notice of a deficiency, contest, audit, or other proceeding with respect to a proposed Tax liability for which a member of the other group is liable under this Agreement (including liability hereunder to indemnify or reimburse a member of the other group), then the recipient shall notify the other group of such matter by sending written notice thereof to Xerox or DSC, as the case may be, within 10 days. Xerox and DSC shall cooperate to contest and defend any such proposed Tax liability. The corporation that is liable under applicable law for such proposed Tax liability (without regard to this Agreement) shall not settle, compromise, or otherwise agree to pay such liability without the consent of the corporation that is liable for such Tax under this Agreement. However, DSC's consent shall be deemed to have been granted unless it provides Xerox with an opinion of independent tax counsel of national reputation that its position is more likely than not correct within 30 days of DSC's receipt of notice from Xerox of its proposed settlement or compromise. Xerox must agree or disagree with DSC's proposed settlement or compromise of any proposed Tax liability (for which DSC is liable under applicable law) within 30 days of Xerox's receipt of notice from DSC of such proposed settlement or compromise.

                  (b) Xerox shall be responsible for responding to any notice of deficiency, contest, audit, or other proceedings with respect to a proposed Tax liability of a consolidated or combined federal, state, local, or foreign Tax Return that includes both a Xerox Group member and a DSC Group member for any Pre-IPO Period or Post-IPO Period. DSC shall be responsible for responding to any notice of deficiency, contest, audit, or other proceedings with respect to any proposed Tax liability of a stand alone Tax Return of any DSC Group member for any Pre-IPO Period or Post-IPO Period.





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         4.3 CONFIDENTIALITY. Members of both the Xerox Group and the DSC Group understand the confidential nature of financial information disclosed in Tax Returns and the related supporting documentation. Each of Xerox and DSC hereby agree not to release any Tax and supporting documentation or information with respect to the other party to any outside party (including taxing authorities) without the consent of the Tax Representative of the other party, except (i) as required by law to release such information or documentation or (ii) to DSC's or Xerox's tax professionals (accountants and attorneys), auditors, and tax advisers for use in preparation of their respective Tax Returns and financial statements.

                                    ARTICLE 5
                             RESOLUTION OF DISPUTES

         Any dispute or ambiguity concerning the amount of any payment provided for under this Agreement shall be resolved, in a manner consistent with the principles and procedures set forth in this Agreement, by an internationally recognized accounting firm (so-called "Big-Six" accounting firm) jointly selected by the parties hereto. The judgment of such accounting firm shall be conclusive and binding upon each of the parties to this Agreement. The accounting firm's fee shall be borne wholly by the party whose position does not prevail in the dispute.

                                    ARTICLE 6
                                     GENERAL

         6.1 WAIVER. Any waiver by any party of any default by the other hereunder shall not be deemed to be a continuing waiver of such default or a waiver of any other default or of any of the terms and conditions of this Agreement.

         6.2 AMENDMENTS. The terms and conditions of this Agreement may not be superseded, modified, or amended except in writing stating that it is such a modification and signed by an authorized representative of each party hereto.

         6.3 GOVERNING LAW; FORUM SELECTION. This Agreement shall be governed by the laws of the State of California, U.S.A., without reference to conflict of laws principles. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction and venue of the California state courts (or, if there is exclusive federal jurisdiction, the United States District Court for the Southern District of California), and the parties consent to the personal and exclusive jurisdiction and venue of these courts.





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         6.4 EXPENSES. Unless otherwise expressly provided in this Agreement, each party shall bear any and all expenses arising from their respective obligations under this Agreement.

         6.5 COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between the parties as to the subject matter hereof, and supersedes and replaces all prior or contemporaneous agreements, written or oral, regarding such subject matter.

         6.6 BINDING AGREEMENT. This Agreement is being entered into by Xerox and DSC on behalf of themselves and each member of the Xerox Group and DSC Group, respectively. This Agreement shall bind each member of the Xerox Group and the DSC Group, and shall continue to bind each such member whether or not it remains affiliated with Xerox or DSC, respectively, and shall be deemed to have been readopted and affirmed on behalf of any corporation which becomes a member of the Xerox Group or DSC Group in the future. Xerox and DSC shall, upon the written request of the other, cause any of their respective Group members to ratify and execute this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of each party hereto, its respective successors and assigns, and each member of the Xerox Group and the DSC Group not a party hereto. However, no assignment shall relieve any party's obligations hereunder without the written consent of the other party.

         6.7 NOTICES. Any notice which any party desires or is obligated to give to the other shall be given in writing or by facsimile or telex and sent to the Tax Representative at the appropriate address set forth above, or to such other address as the party to receive the notice may have last designated in writing in the manner herein provided. Except as otherwise expressly provided herein, notice shall be deemed to have been received on the earlier of the date when actually received or ten (10) days after being deposited in the mail, postage prepaid, registered or certified mail, or within one (1) day if by facsimile or telex, promptly confirmed in writing, properly addressed to the parties.

                  (a) Business Day. If the last day for providing any notice, communication, information, or payment hereunder is a Saturday, Sunday, or legal holiday, such due date shall be extended to the next business day.

         6.8 HEADINGS; COUNTERPARTS. Headings to Sections of this Agreement are to facilitate reference only, do not form a part of this Agreement, and shall not



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





in any way affect the interpretation hereof. This Agreement may be executed in two (2) or more English language counterparts or duplicate originals, all of which shall be regarded as one and the same instrument, and which shall be the official and governing version in the interpretation of this Agreement.

         6.9 PARTIAL INVALIDITY. If any provision in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect. In such event, the parties shall negotiate, in good faith, a substitute, valid and enforceable provision which most nearly effects the parties' intent in entering into this Agreement.

         6.10 FORCE MAJEURE. Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of and is not caused by the negligence of the nonperforming party.

         6.11 TERM. This Agreement shall commence upon execution and shall continue in effect until otherwise agreed to in writing by Xerox and DSC, or their successors.

         6.12 FORM OF PAYMENTS; LATE PAYMENTS. Any payment owed by one party to another under this Agreement shall be made in the currency in which the Tax to which such payment relates is assessed by the respective Tax authority, and shall be paid in immediately available funds and in such other manner as the party to whom such payments is owed may reasonably request. Any payment required by this Agreement that is not made when due shall bear interest at prime, plus one percent (1%) from the due date of the payment to the date paid.




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





         IN WITNESS WHEREOF, Xerox and DSC have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, as of the date first above written.


XEROX CORPORATION                           DOCUMENT SCIENCES CORPORATION


By: /s/ Colin J. O'Brien                    By: /s/ Tony N. Domit
   ----------------------------                ---------------------------

Title: Vice President                       Title: President and
                                                   Chief Executive Officer
   ----------------------------                ---------------------------



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